                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-65886

PRICING SUPPLEMENT NO. 13
DATED SEPTEMBER 26, 2002 TO
PROSPECTUS DATED AUGUST 9, 2001
AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001


                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES G
                                 (FLOATING RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $150,000,000                     Original Issue Date: September 30, 2002
Agents' Discount or Commission: $210,000           Stated Maturity: September 30, 2004
Net Proceeds to Issuer: $149,790,000               Interest Rate: Federal Funds Open Rate + 30 bps
Form:   [x] Book Entry   [ ] Certificated          CUSIP No.:  02635PRU9

The notes are being placed through or purchased by the Agents listed below:

Banc One Capital Markets, Inc.            $  35,000,000     Capacity:    [x] Agent      [ ] Principal
J.P. Morgan Securities Inc.               $  35,000,000     Capacity:    [x] Agent      [ ] Principal
Salomon Smith Barney Inc.                 $  35,000,000     Capacity:    [x] Agent      [ ] Principal
ABN AMRO Incorporated                     $  10,000,000     Capacity:    [x] Agent      [ ] Principal
BNP Paribas Securities Corp.              $  10,000,000     Capacity:    [x] Agent      [ ] Principal
UBS Warburg LLC                           $  10,000,000     Capacity:    [x] Agent      [ ] Principal
Deutsche Bank Securities Inc.             $   5,250,000     Capacity:    [x] Agent      [ ] Principal
Barclays Capital Inc.                     $   5,250,000     Capacity:    [x] Agent      [ ] Principal
Fleet Securities, Inc.                    $   1,500,000     Capacity:    [x] Agent      [ ] Principal
HSBC Securities (USA) Inc.                $   1,500,000     Capacity:    [x] Agent      [ ] Principal
BNY Capital Markets, Inc.                 $   1,500,000     Capacity:    [x] Agent      [ ] Principal


If as Agent:      The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal :

[ ] The notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ]      The notes are being offered at a fixed initial public offering price of
         ___% of principal amount.

Initial Interest Rate:     To be determined
Interest Reset Dates:      Daily                             INTEREST RATE BASIS OR BASES:
Interest Payment Dates:    Quarterly on the 30th day of
                           each March, June, September and
                           December, commencing December     [ ] CD Rate
                           30, 2002                          [ ] CMT Rate
Regular Record Dates:      15 calendar days prior to each        [ ] CMT Telerate Page 7051
                           Interest Payment Date
Spread (+/-):   +30 bps                                          [ ] CMT Telerate Page 7052
Spread Multiplier:   N/A                                             [ ] One-Week Average Yield
Maximum Interest Rate:  N/A                                          [ ] One-Month Average Yield
Minimum Interest Rate:   N/A
Index Maturity:  Daily                                       [ ] Commercial Paper Rate
                                                             [ ] Eleventh District Cost of Funds Rate
INTEREST CALCULATION:                                        [ ] Federal Funds Rate
[x]  Regular Floating Rate Note:                             [ ] LIBOR
[ ]  Floating Rate/Fixed Rate Note                               [ ] LIBOR Reuters
        Fixed Rate Commencement Date:                            [ ] LIBOR Telerate
        Fixed Interest Rate:                                 [ ] Prime Rate
[ ]     Inverse Floating Rate Note                           [ ] Treasury Rate
        Fixed Interest Rate:                                 [x] Other: Federal Funds Open Rate*

       * (1) The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" and opposite the caption "Open" as such rate is displayed on Telerate Page 5; or

         (2) If the rate referred to in clause (1) does not appear on Telerate Page 5 on the related calculation date, the rate for such Interest Determination Date will be the rate for that day displayed on FEDFOPEN Index on Bloomberg which is the Fed Funds Opening Rate as reported by Garban Capital Markets (or a successor) on Bloomberg; or

         (3) If the rate referred to in clause (2) does not appear on FEDFOPEN Index on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9:00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Redemption Provisions:

[x]  The notes cannot be redeemed prior to the Stated Maturity.
[ ]  The notes may be redeemed prior to the Stated Maturity.
     Initial Redemption Date:
     Initial Redemption Percentage:   ___%
     Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:

[x]  The notes cannot be repaid prior to the Stated Maturity.
[ ] The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
     Optional Repayment Date(s):

Other Provisions:  None.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $3,242,000,000 aggregate principal amount of offers to purchase notes.



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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.